UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2020

POWER REIT

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-36312

(Commission File Number)

45-3116572

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Shares	PW	NYSE (American)

7.75% Series A Cumulative Redeemable Perpetual Preferred Stock, Liquidation Preference $25 per Share	PW.A	NYSE (American)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

Power REIT (“Power REIT” or the “Trust”) announces the acquisition of a property located in southern Maine (the “Property”) through a newly formed wholly owned subsidiary of a wholly owned subsidiary of the Trust (“PropCo”). Propco has entered into a triple-net lease with an operator such that the tenant is responsible for paying all expenses related to the Property, including maintenance expenses, insurance and taxes. The term of the lease is 20 years and provides two options to extend for additional five-year periods. The lease also has financial guarantees from affiliates of the tenants. The tenant intends to operate the Property as a licensed medical cannabis cultivation and processing facility.

The rent for the lease is structured whereby after a deferred-rent period of six months, the rental payments provide Power REIT a full return of invested capital over the next three years in equal monthly payments. After the deferred-rent period, rent is structured to provide a 12.9% return based on the original invested capital amount with annual rent increases of 3% rate per annum. At any time after year six, if cannabis is legalized at the federal level, the rent will be readjusted down to an amount equal to a 9% return on the original invested capital amount and will increase at a 3% rate per annum based on a starting date of the start of year seven.

The lease requires the tenant to maintain a medical cannabis license and operate in accordance with all Maine and local regulations with respect to its operations.

The foregoing descriptions of the lease does not purport to be complete and is qualified in its entirety by reference to the complete text of the lease, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 15, 2020, the Trust, through PropCo, completed the acquisition of the Property.

Power REIT acquired “Sweet Dirt” for $1,000,000 which is a 3.06 acre land parcel approved for cannabis cultivation with a 32,800 square-foot greenhouse and a 2,800 square foot processing/distribution building that are both under construction. As part of the transaction, the Trust has agreed to fund $2.97 million to complete the construction as well as reimburse the tenant $950,000 of the approximately $1.5 million it has incurred to date related to the construction. Accordingly, Power REIT’s total capital commitment totals $4.92 million plus acquisition expenses.

The acquisition and commitment to fund construction are being funded from existing working capital.

Item 7.01 Regulation FD Disclosure.

On May 15, 2020, the Trust issued a press release regarding the acquisition of the Property. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Trust, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01 Other Events.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description of Exhibit

10.1	Lease Agreement related to Sweet Dirt

99.1	Power REIT Press Release issued on May 15, 2020.

Forward-Looking Statements

Some of the information in this press release contains forward-looking statements and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2019, which was filed with the U.S. Securities and Exchange Commission (“SEC”), as well as in other reports that we file with the SEC.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER REIT

Date: May 15, 2020	By	/s/ David H. Lesser
David H. Lesser
Chairman of the Board and Chief Executive Officer